SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
______________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2011

CRAFT BREWERS ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
 (Address of Principal Executive Offices, Zip Code)

(503) 331-7270
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2011, the Board of Directors of Craft Brewers Alliance, Inc. (the “Company”) appointed Andrew J. Thomas, 43, as President of Commercial Operations. Mr. Thomas’ appointment is effective as of June 1, 2011. Mr. Thomas, as President of Commercial Operations, reports to the Company’s Chief Executive Officer, Terry Michaelson.

From April 2009 until his appointment as the Company’s President of Commercial Operations, Mr. Thomas served as an independent marketing and strategy consultant and senior adviser to The Monitor Group, a global management consulting firm.  Mr. Thomas was an independent consultant from October 2007 to April 2009. He served as President and Chief Executive Officer of Heineken USA from 2005 to 2007, and was employed by Heineken International, currently the third largest beer manufacturer worldwide, from January 1995 to October 2007 in a variety of positions of increasing responsibility and span of authority.

In connection with his appointment, the Company and Mr. Thomas entered into an Employment Agreement effective as of June 1, 2011 (the “Employment Agreement”). Mr. Thomas’ initial annual base salary under the Employment Agreement is $300,000. Mr. Thomas will be eligible for a bonus equal to 40% of his base salary earned in the applicable year based on achievement of corporate and individual performance goals, with potential for a bonus in excess of such target for superior performance. For 2011, the bonus will be based on a similar formula using a pro-rated base salary over seven months.

Also effective June 1, 2011, Mr. Thomas has been awarded non-qualified employee stock options and performance shares under the Company’s 2010 Stock Incentive Plan. The non-qualified stock options to purchase 5,215 shares of the Company’s common stock will vest as to one-fifth of the shares subject to the award on each of the first five anniversaries of the date of grant.  The 7,860 performance shares represent the right to receive an equal number of shares of common stock of the Company, subject to the satisfaction of certain performance goals based on the Company’s performance against certain financial metrics over a three-year performance period. The final number of shares issued will range between 0 percent and 100 percent of the target award, with zero shares issued to the extent that performance is below 80 percent of the applicable goal.

Either party may terminate the Employment Agreement at any time for any reason; provided, however, that upon termination of the Employment Agreement by the Company without cause, or by Mr. Thomas with good reason (as such terms are defined in the Employment Agreement), then Mr. Thomas will be entitled to receive certain severance benefits, including cash severance benefits payable monthly for a period of the lesser of (a) two weeks for each full year of service accrued with the Company (but not less than six months) or (b) 12 months. Mr. Thomas will also be entitled to receive continuation of the Company’s paid portion of medical and dental coverages for an equivalent period to the period severance benefits are to be paid.

Prior to becoming an executive officer of the Company, Mr. Thomas provided consulting services to the Company.  The Company has paid Mr. Thomas approximately $300,000 and $112,000 for consulting services rendered in 2010 and 2011, respectively, and an additional $30,000 is payable to Mr. Thomas for consulting services rendered through May 31, 2011. While serving as a consultant, Mr. Thomas was also awarded a total of 20,000 stock appreciation rights (“SARs”), which upon exercise will be settled in cash for an amount equal to the product of the number of SARs granted and the excess, if any, of the price of the Company’s common stock as of the settlement date over the price of the Company’s common stock as of the grant date (the “grant price”).  Half of the SARs awarded have a grant price of $6.50 and will expire October 12, 2013, while the other half have a grant price of $7.79 and will expire January 1, 2014. As of June 1, 2011, all such SARs were exercisable by Mr. Thomas.  Based on the closing price of the Company’s common stock of $9.35 per share on June 1, 2011, the SARs had a cash settlement value of $44,100.

There are no family relationships between Mr. Thomas and any director or executive officer of the Company and, except as described above, he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release issued by the Company dated June 1, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREWERS ALLIANCE, INC.

Date: June 1, 2011	By:	/s/ Mark D. Moreland
Mark D. Moreland
Chief Financial Officer and Treasurer